Exhibit 99.1

AMERICANWEST BANCORPORATION

NEWS RELEASE

AmericanWest Bancorporation Announces New Director to Board

Spokane, Washington, October 11, 2007 - AmericanWest Bancorporation (NASDAQ: AWBC) announced today that Douglas K. Anderson, has been appointed to the Board of Directors of both AmericanWest Bancorporation and its wholly owned subsidiary, AmericanWest Bank, effective October 5, 2007.

Mr. Anderson is the President of Pacific Commercial Properties Corporation, a real estate development firm based in Salt Lake City, Utah. He is a graduate of Utah University and received his MBA from the University of Phoenix.

“Doug Anderson brings a tremendous amount of professional real estate expertise to our Board,” said Craig Eerkes, Chairman of the Board, AmericanWest Bancorporation. “This will provide a unique business perspective, and we look forward to his contributions.”

AmericanWest Bancorporation expanded the size of its board of directors from eight to nine to accommodate the appointment of Mr. Anderson.

About AmericanWest Bancorporation

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, a community bank with 62 financial centers located in Washington, Northern Idaho and Utah. For further information on the company or to access Internet banking, please visit our web site at www.awbank.net/IR.

Contacts:

AmericanWest Bancorporation:

Robert M. Daugherty	Patrick J. Rusnak
President and CEO	Chief Operating Officer
509.344.5329	509.232.1963
bdaugherty@awbank.net	prusnak@awbank.net